Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Fair Isaac Corporation:

We consent to the use of our report dated October 31, 2003, with respect to the consolidated balance sheets of Fair Isaac Corporation and subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended September 30, 2003, incorporated herein by reference. Our report refers to the Company’s change in accounting for goodwill effective October 1, 2002.

/s/ KPMG LLP

Costa Mesa, California
April 8, 2004